October 1, 1997

Smith Barney Muni Funds
388 Greenwich Street
New York, NY  10013

Ladies and Gentlemen:

	Reference is made to our opinion dated September 23, 1997 (the "Opinion") issued to Sullivan & Cromwell relating to the acquistion by Smith Barney Muni Funds (the "Trust"), on behalf of its National Portfolio series, of the assets of the Ohio Portfolio, another series of the Trust, as described more fully in Pre-Effective Amendment No. 3 to the Registration Statement (No. 333-12709) on Form N-14 of the Trust (the "Registration Statement"). Notwithstanding anything to the contrary contained in the last paragraph of the Opinion, we hereby consent to the filing of the Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Goodwin, Procter & Hoar LLP
GOODWIN, PROCTER & HOAR LLP